THE INTEGRITY FUNDS

on behalf of the

WILLISTON BASIN/MID-NORTH AMERICA STOCK FUND

MANAGEMENT FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on May 1, 2010 between Viking Fund Management, LLC, (the "Adviser") and The Integrity Funds (the "Trust") on behalf of the Williston Basin/Mid-North America Stock Fund (the "Fund").

WHEREAS, the Trust currently retains the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Fund and the Adviser that:

1.

The Adviser agrees to continue to waive its management fee and reimburse expenses, other than extraordinary or non-recurring expenses, through April 30, 2011, so that Net Annual Operating Expenses of the Fund do not exceed 1.50% for Class A shares; and

2.

The Adviser agrees to continue to waive its management fee and reimburse expenses, other than extraordinary or non-recurring expenses, through April 30, 2011, so that Net Annual Operating Expenses of the Fund do not exceed 2.00% for Class C shares.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 1, 2010.

THE INTEGRITY FUNDS

By: _____________________________

President

VIKING FUND MANAGEMENT, LLC

By: ______________________________

President